Exhibit 10.7

RedHill Biopharma Ltd.
(The "Company")

Compensation Policy
(the “Policy” or “Compensation Policy”)

As last amended by the Company's Shareholders on May 26, 2025.

1.          Definitions

"Board of Directors" or “Board”	-	The Company's board of directors;
"Committee" or "Compensation Committee"	-	The Company's compensation committee;
"Company"	-	RedHill Biopharma Ltd.;
"Companies Law"	-	The Companies Law, 1999, Israel;
"Securities Law"	-	The Securities Law, 1968, Israel;
"Retirement Bonus"	-	Bonus, payment, compensation or any other benefit awarded to an officer with regard to conclusion of their office with the Company;
"Officer"	-	As defined in the Companies Law;
"Stock Option Plan"	-
Amended and Restated Award Plan (2010), as it may be amended from time to time, or such other equity incentive plan, including an employee stock purchase plan, adopted by the Company from time to time;

“Base Salary”	-	A fixed amount paid by the Company to its Officers in return for work performed. Base salary does not include benefits, bonuses or any other potential compensation;
"Cost"	-	Cost to the employing entity.

2.          Overview

The principles of the Compensation Policy were set forth in accordance with the requirements of the Companies Law and after discussions by the Compensation Committee and the Board. Policy principles were designed to grant proper, fair and well-considered compensation to Officers, in alignment with the Company's long-term best interests and organizational strategy. Part of the rationale is that the Policy should encourage a sense of identification with the Company and its objectives on the part of its Officers. An increase in Officer satisfaction and motivation should retain the employment of high-quality Officers in the Company's service over the long term.

The Compensation Policy considers, inter alia, the Company's risk management parameters, size and nature of its operations and, with regard to terms of office and employment which include variable components, the Officer's long-term contribution to achieving the Company's objectives and to maximizing shareholders value, taking into account the scope and reach of the Officer's role.

The Compensation Policy was prepared with due consideration to the nature of the Company’s operations in the biopharmaceutical sector, territories where the Company operates, market capitalization on the applicable stock exchange or trading platforms on which the Company's ordinary shares and American Depository Shares (“ADS”) are then listed or traded, as well as other criteria.

The compensation principles, targets and benchmarks are derived, inter alia, form the Company's annual work plan and from long-term plans as determined by the Board of Directors from time to time.

In the process of drafting this Policy, the Board and the Compensation Committee have examined the ratio between employer cost (as defined in the Companies Law) associated with the engagement of the Officer and the average and median employer cost associated with the engagement of the other employees of the Company (the "Ratio"). The Compensation Committee and Board believe that the current Ratio does not adversely impact the work environment in the Company.

Compensation Policy components will include each of the following:

a.	Base Salary;

b.	Benefits;

c.	Cash bonuses;

d.	Equity based compensation;

e.	Retirement and termination of service arrangements; and

f.	Exemption, Indemnification and Insurance.

While the Company's employment agreements and/or consulting agreements may be in various currencies the Company's compensation costs (including salaries, benefits and consulting) are reported in the Company's financial statements in USD. Thus, all compensation components are presented in this policy in USD.

The language of this Compensation Policy uses the male pronoun only as a measure of comfort. This Policy applies to both male and female Officers.

This Policy aims to balance the mix of "Fixed Component" (comprised of Base Salary and benefits) and "Variable Component" (comprised of cash bonuses and equity-based compensation) in order to, among other things, appropriately incentivize Officers to meet the Company's short and long term goals, while taking into consideration the Company’s need to manage a variety of business risks.

The total Variable Component of each Officer shall not exceed 80% of the total compensation package of such Officer on an annual basis. The Compensation Committee and Board believe that such ratio expresses the appropriate compensation mix in the event that all performance objectives are achieved and assumes that all compensation elements are granted with respect to a given year.

3.          Officers' areas of responsibility, education and experience

The compensation package to the Officers is individually determined by the Compensation Committee and the Board (unless other approvals are required under any applicable law) according to the educational background, prior vocational experience, qualifications, role, business responsibilities, past performance and previous compensation arrangements of such Officer.

4.          Base Salary and Benefits

4.1.	Position: Chairman of the Board of Directors (the “Chairman”)

4.1.1.
The annual Base Salary of the Chairman, consisting of a fixed annual payment and additional fixed payment per meeting, shall not exceed two times the annual Base Salary of other Board members. If the Chairman is also an Officer, no additional compensation will be payable to the Chairman for his role as Chairman.

4.1.2.
The Chairman will be entitled to reimbursement of reasonable expenses incurred in the course of discharging his office, including expenses with respect to attending meetings, travel and entertainment expenses, against provision of receipts. The policy for overseas travel expense reimbursement will be the same as for the Company CEO.

4.2.	Position: Company CEO

4.2.1.
The annual Base Salary for the Company CEO shall be up to USD 750,000 for a full time position. Such amount may be linked to increases in the Israeli Consumer Price Index or to increases in the representative rate of exchange of the US dollar, as the case may be.

4.2.2.
The Company CEO will be entitled to reimbursement of reasonable per diem expenses incurred in the course of discharging his office, including expenses with respect to attending meetings, travel and entertainment expenses, against provision of receipts. The Company may pay the CEO's expenses by credit card. Expense reimbursement for overseas travel will be in conformity with Company's policy.

The following benefits will be granted to the CEO in order, among other things, to comply with legal requirements:

•	Vacation days in accordance with market practice and applicable law, including redemption thereof;

•	Sick days in accordance with market practice and applicable law;

•	Convalescence pay according to applicable law;

•	Monthly remuneration for a study fund with reference to the Company's practice and common market practice;

•
Contribution by the Company on behalf of the Officer to an insurance policy or a pension fund, as allowed by applicable law and with reference to the Company's policies and procedures and common market practice; and

•
Contribution by the Company on behalf of the Officer towards work disability insurance, as allowed by applicable law and with reference to the Company's policies and procedures and common market practice.

The Company may offer additional benefits to the CEO, including but not limited to: communication, company car and travel benefits, insurances, other benefits (such as newspaper subscriptions, academic and professional studies), etc., including their gross up.

A non-Israeli CEO may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which he or she is employed.

4.3.	Position: Officers (other than Board member or CEO)

4.3.1.	The annual Base Salary for each Officer (other than a Board member, in his capacity as a Board member only, or the CEO) shall not exceed 90% of the annual Base Salary for the CEO.

4.3.2.
In addition, each Officer (other than a Board member, in his capacity as a Board member only, or the CEO) will be entitled to reimbursement of reasonable per diem expenses incurred in the course of discharging his office, including expenses with respect to attending meetings, travel and entertainment expenses, against provision of receipts. The Company may pay the Officer's expenses by credit card. Expense reimbursement for overseas travel will be in conformity with Company policy.

The following benefits may be granted to Officers in order, among other things, to comply with legal requirements:

•	Vacation days in accordance with market practice and applicable law, including redemption thereof;

•	Sick days in accordance with market practice and applicable law;

•	Convalescence pay according to applicable law;

•	Monthly remuneration for a study fund, as allowed by applicable law and with reference to the Company's practice and common market practice;

•
Contribution by the Company on behalf of the Officer to an insurance policy or a pension fund, as allowed by applicable law and with reference to the Company's policies and procedures and common market practice; and

•
Contribution by the Company on behalf of the Officer towards work disability insurance, as allowed by applicable law and with reference to the Company's policies and procedures and common market practice.

The Company may offer additional benefits to the Officers, including but not limited to: communication, company car and travel benefits, insurances, other benefits (such as newspaper subscriptions, academic and professional studies), etc., including their gross up.

Non-Israeli Executive Officers may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which they are employed.

4.4.	Position: Board member

4.4.1.	The following benefits may be provided as compensation to Redhill's Board members:

4.4.1.1.
All RedHill's Board members, excluding the chairman of the Board may be entitled to an annual cash fee retainer of up to USD 50,000, RedHill committee membership annual cash fee retainer of up to USD 15,000  for each committee membership, and committee chairperson annual cash fee retainer of up to USD 20,000 for each position as committee chairperson (not to be paid both as committee member and chairperson).

4.4.1.2.
The fair market value of equity-based compensation awarded to each non-management director in a given year, as calculated at grant date, shall not exceed 400% of the annual cash fee retainer of such director, as the case may be.

4.4.1.3.
The compensation of the Company’s external directors, if any, shall be in accordance with the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel), 5760-2000, as such regulations may be amended from time to time.

4.4.1.4.	It is hereby clarified that the compensation (and limitations) stated under Section 4.4.1. will not apply to directors who serve as Officers.

4.4.2.
Board members will be entitled to reimbursement of reasonable expenses incurred in the course of their duty, including expenses with respect to attending meetings, travel and entertainment expenses, against provision of receipts. Expense reimbursement for overseas travel will be in accordance with Company policies.

4.5.
According to section 1B3 to the Companies Regulations (Relief in Transactions With Related Parties), 2000, non-material changes in the terms of employment of an officer who is subject to the CEO, will not require compensation committee approval, as stated in section 272(C) to the Companies Law. For these purposes, a change shall be considered to be non-material so long as the change in the compensation does not exceed 15% of the fixed compensation and has been approved by the CEO, and all within the framework of the Policy.

4.6.
Signing Bonus

At the Compensation Committee’s and Board’s discretion, the Company may grant a signing bonus to a newly recruited Officer. The signing bonus shall not exceed six (6) monthly Base Salaries of such Officer.

4.7.	Work overseas

4.7.1.
Notwithstanding the provisions of Sections 4.2.1 and 4.3.1, the maximum Base Salary for an Officer who works in the US may exceed the maximum Base Salary for the Officer pursuant to this Policy, by up to 50%.

4.7.2.
Conditioned only upon continued employment with the Company, the Company may reimburse an Officer for his actual reasonable relocation expenses when relocating, outside or inside the US, and when returning.

4.7.3.
Conditioned only upon continued employment with the Company, the Company may grant a one-time relocation bonus of up to six (6) monthly Base Salaries to an Officer, when relocating, outside or inside the US.

5.          Cash Bonuses

5.1.	Annual bonus

The Company may award an annual bonus to an Officer based on the following guidelines:

5.1.1.
The payment of annual bonuses for any particular fiscal year shall be subject to the satisfaction (in addition to the satisfaction of the applicable objectives set forth below in Section 5.1.2 below) of one or more of the following criteria:

5.1.1.1.	For the Company to recognize minimum revenues of US $80 million in the relevant year;

5.1.1.2.	For the Company to reduce its negative cash from operations to less than $25 million per annum;

5.1.1.3.	A market cap of at least USD 300 million;

5.1.1.4.	Increase in the share price of 15% or more in the relevant fiscal year;

5.1.1.5.	A significant positive event in the Company’s business, affecting the Company’s overall positioning and prospect in the medium or the long term.

5.1.2.
The annual bonus to the Chairman and the CEO will be based on measurable criteria. The measurable criteria and their relative weight shall be determined by the Compensation Committee and the Board in respect of each calendar year. These measurable criteria may include, inter alia, objectives relating to the development of clinical trials, significant progress of pipeline products, operational and financial targets achieved, significant business development progress and any additional significant objectives determined by the Board.

5.1.3.
In addition, the Company may grant the CEO a bonus of up to three (3) monthly Base Salaries or up to 25% of the total variable compensation, at the sole discretion of the Compensation Committee and Board, based on the CEO's contribution to the Company.

5.1.4.
The Company may also grant, subject to the approval of the Compensation Committee and the Board, an annual bonus to its Officers (other than the CEO) for their contribution to the Company. Such grants may be based in whole or in part on discretion of the Compensation Committee and the Board, provided that they do not exceed the ceiling specified in Section 5.4 below.

5.2.
Special Annual Bonus

In addition to the Annual Bonus, each Officer of the Company may be awarded once a year a special annual bonus (the "Special Annual Bonus") regardless of a specified target and regardless of a bonus plan. Such Special Annual Bonus shall be approved by the Compensation Committee and the Board of Directors, which shall consider the CEO's recommendation (based on recognition of special and extraordinary contribution by the Officer in the course of Company business, such as a special effort and achievements related to financing raised, merger, acquisition, sale or license of rights, achievement of major corporate goal in R&D or in commercial operations, business and corporate development or other significant general corporate goal, intellectual property protection of the Company’s products, etc.). Such Special Annual Bonus shall not exceed three (3) monthly Base Salaries for each Officer of the Company, except for the CEO as provided in Section 5.1.3 above.

5.3.
Bonus calculation upon termination of employment: Should the employment or service of the Officer terminate prior to the end of a fiscal year, the Company may pay the Officer the pro rata share of that fiscal year’s bonus, based on the period such Officer was employed by the Company or has served in the Company.

5.4.	Maximum bonus: the combined Annual Bonus and Special Annual Bonus amount shall not exceed 200% of the Officer’s annual Base Salary.

5.5.
The Company's Compensation Committee and Board of Directors may reduce the bonus awarded to an Officer at their discretion, including under the following circumstances: material deterioration of the Company's position or such material deterioration anticipated by the Board of Directors, deterioration in the state of the economy, deterioration in the performance of the Officer or inappropriate conduct by the Officer.

5.6.	Compensation Recovery ("Clawback"):

5.6.1.
In the event of an accounting restatement, the Company shall be entitled to recover from its Officers the bonus compensation or performance-based equity compensation received by each such Officers during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement in the amount in which such bonus exceeded what would have been paid or received under the financial statements, as restated (“Compensation Recovery”), For purposes of this Policy, when compensation is deemed to be “received”, the date on which a restatement shall be deemed to be required, and the type of restatement for which this provision shall apply, shall be as provided in the Nasdaq Clawback Rule (as defined below)

5.6.2.	Notwithstanding the aforesaid, subject to compliance with applicable law, the compensation recovery will not be triggered in the following events:

•	The financial restatement is required due to changes in the applicable financial reporting standards; or

•
The Compensation Committee has determined that the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered, provided that the Company has (i) made reasonable attempt(s) to make the Compensation Recovery, (ii) documented such reasonable attempt(s) and (iii) provided such documentation to the relevant listing exchange or association; or

•	Otherwise as provided in the Nasdaq Clawback Rule.

5.6.3.
Nothing in this Section 5.6 derogates from any other “Clawback” or similar provisions regarding disgorging of profits imposed on Officers by virtue of applicable securities or other laws, rules or regulations (including applicable stock exchange rules) and with respect to which the Board of Directors, following approval of the Compensation Committee, may adopt additional policies (which, for the sake of clarity, shall not require additional shareholder approval).

Without derogating from the generality of the foregoing, the Company has adopted a clawback policy (as amended from time to time, “Nasdaq Clawback Policy”) that complies with Listing Rule 5608 (“Nasdaq Rule”) of The Nasdaq Stock Market LLC. The  Nasdaq Clawback Policy shall be deemed to comply with this Compensation Policy. In the event of any inconsistency between this Policy and the Nasdaq Clawback Policy, the Nasdaq Clawback Policy shall prevail to the extent the Nasdaq Clawback Policy creates or expands the obligation of the Company to conduct a “Clawback” from an Officer. For the avoidance of any doubt, no amendments to, or further corporate approvals in connection with, this Policy will be required in connection with the  Nasdaq Clawback Policy so long as it is approved by the Compensation Committee and the Board.

5.6.4.	.

6.          Equity-Based Compensation

6.1.
The Compensation Committee and the Board shall review from time to time the overall equity-based grant for all Officers. When doing so, the Compensation Committee and the Board shall take into consideration: (1) each Officer's (including Board members) contribution to the Company including expected contribution; and (2) creating an effective long-term incentive to harness and motivate Officers.

6.2.	The equity-based compensation offered by the Company may be in the form of share options, restricted shares and/or other equity-based awards, such as RSUs, in accordance with the Stock Option Plan.

6.3.
Subject to any applicable law and at the Compensation Committee and the Board’s discretion, as applicable, the Company may determine the tax regime under which equity-based compensation may be granted, including a tax regime which will maximize the benefit to the Officers.

6.4.
The fair market value of equity-based compensation awarded to each Officer not serving as a director in a given year, as calculated at grant date, shall not exceed 200% of the annual Base Salary of such Officer, as the case may be.

6.5.
The exercise price for each option shall be no less than the closing Company share price on Nasdaq on the date of the approval of the award by the Board of Directors (or in the case of grants to Officers who are subject to U.S. taxation and which require shareholder approval, on the date of approval by the shareholders of the Company).

6.6.	All other terms of the equity awards shall be in accordance with the Stock Option Plan and other related practices and policies.

6.7.
Subject to the terms of the Stock Option Plan, the Compensation Committee and Board of Directors shall not reduce the amount of unexercised options of an Officer, nor will they limit the exercise value of such unexercised options.

7.          Retirement and Termination of Service Arrangements

7.1.	Severance pay: in the case of termination (other than termination of an Officer for cause), the Officer will be eligible to receive severance pay in full.

7.2.	Notice period:

-	The Company may give an Officer a notice period of up to twelve (12) months.

-	The Company may waive the Officer's services to the Company during the notice period and pay the amount payable in lieu of notice, plus the value of benefits, even in case of immediate termination.

-	During the notice period, the Officer would be eligible to receive bonuses with respect to this period and would also continue to accrue vesting of options awarded.

7.3.
Non-compete bonus: the Company may grant an Officer a bonus upon termination of employment in return for a commitment by the Officer not to compete with Company business. The extent of the non-compete commitment would be determined by the Company's Compensation Committee and Board of Directors. Such bonus shall be calculated according to a key of up to two (2) monthly Base Salaries for each three (3) months of non-compete period and shall not exceed a total of twelve (12) monthly Base Salaries.

7.4.
Retirement bonus: the Company may grant an Officer a retirement bonus upon termination of employment. The retirement bonus shall not exceed twelve (12) monthly Base Salaries for Officers that engaged with the Company for over three (3) years and six (6) monthly Base Salaries for an Officer that was engaged with the Company for less than three (3) years, except in the case of termination of employment upon "change of control" in which case the limitations of Section 7.5 shall apply.

Such retirement bonus, if applicable, shall be awarded based on the Officer's tenure, the Company's achievements during the relevant period and the Officer's contribution to such achievements, and the circumstances of such Officer's retirement from the Company.

7.5.
Creation/Change of Control: the Company may grant an Officer a bonus upon a "change of control" (as defined in a plan approved by the Compensation Committee and the Board) upon such conditions determined by the Compensation Committee and the Board. The bonus shall not exceed twelve (12) monthly Base Salaries for each Officer who served the Company for over three (3) years and six (6) monthly Base Salaries for each Officer who served in the Company for less than three (3) years.

The Company may also grant the CEO a bonus upon a "change of control" upon such conditions determined by the Compensation Committee and the Board. The bonus to the CEO shall not exceed eighteen (18) monthly Base Salaries.

8.          Exemption, Indemnification and Insurance

8.1.
Board member and Officer liability insurance (claims made): the Company may obtain a liability insurance policy for Board members and Officers, which would apply to Officers of the Company and/or of its subsidiaries, as they may be, from time to time, subject to the following terms and conditions: (a) the total insurance coverage under the insurance policy shall not exceed US $100 million; and (b) the purchase of such policy shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that such policy reflects the current market conditions, and it shall not materially affect the Company's profitability, assets or liabilities.

8.2.
Board member and Officer’s liability insurance (run-off): should the Company sell its operations (in whole or in part) and/or in case of merger, spin-off or any other significant business combination involving the Company and/or part or all of its assets, the Company may obtain a Board member and Officer’s liability insurance policy (run-off) for Board members and Officers in office with regard to the relevant operations, subject to the following terms and conditions: (a) the insurance term shall not exceed 7 years; (b) the coverage amount shall not exceed US $100 million; and (c) the purchase of such policy shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that such policy reflects the current market conditions, and it shall not materially affect the Company's profitability, assets or liabilities.

8.3.
Waiver of liability: the Company may, subject to statutory provisions, waive the Officer's liability for any damage incurred by the Company, directly or indirectly, due to any breach of the Officer's due care duty towards the Company and/or any affiliated entity by his action and pursuant to his position as an Officer.

8.4.
Advance indemnification: the Company may provide a commitment to indemnify in advance any Officer of the Company in the course of his position as Officer of the Company and its subsidiaries thereof, all subject to the letter of indemnification, as approved by the Company's shareholders from time to time and in accordance with the Company's Articles of Association.

8.5.	Retroactive indemnification: the Company may provide retroactive indemnification to any Officer to the extent allowed by the Companies Law.

9.          Engagement as a contractor or through a management company

The Company may engage an Officer as an independent contractor rather than as a salaried employee. In such a case, the maximum cost of employment would be calculated based on the maximum cost for a salaried employee in a similar position, and guidelines of the Compensation Policy would apply to such an officer, mutatis mutandis.

10.        Miscellaneous

10.1.
The identity of the Officers is subject to the discretion of the Company's CEO. Changes may occur in the identity of Officers from year to year, and persons who served as Officers in one year and whose terms of employment or office were subject to this Compensation Policy may not necessarily continue to serve as Officers in subsequent years, and thus, their terms of employment or office would not be subject to this Compensation Policy, and vice versa. Moreover, the Company may revise the terms of employment or office of any Officer at any time, and is under no obligation to apply the same terms of employment or office to any Officer applied to them in previous years.

10.2.	This Policy shall not confer any right on Officers to whom this Compensation Policy applies, nor on any other third party, to receive any compensation whatsoever.

10.3.
Note, for the sake of clarification, that the content of this policy does not detract from provisions of the Companies Law with regard to the manner of approval of contracting between the Company and any Officer with regard to terms of employment or office, and the provisions of this Policy do not detract from any mandatory reporting with regard to Officer compensation pursuant to the Securities Law and regulations based there upon.

10.4.
For the avoidance of doubt, it is clarified that in case of any amendment made to provisions of the Companies Law and any other relevant rules and regulations in a manner that will facilitate the Company with respect to its action with regard to Officer compensation, the Company may be entitled to follow these provisions even if they contradict the principles of this Policy.

10.5.
Any payment made to Officers pursuant to compensation plans, in addition to the fixed compensation component, is not and shall not be deemed part of the Officer's regular pay for all intents and purposes, and shall not form basis for calculation and/or eligibility and/or accrual of any benefits and will not, notwithstanding the foregoing, be a component included in payment of paid leave, severance pay, contributions to provident funds, etc.

10.6.
As part of the approval process of each annual plan, with its various components, changes to Company objectives, market conditions, the Company's position, etc. would be reviewed annually by the Board of Directors. Consequently, the targets, benchmarks and compensation targets for each plan would be reviewed annually, and their actual application would be subject to change based on decisions made by the Board of Directors from time to time.

10.7.
The Board of Directors shall review from time to time the Compensation Policy and the need to revise it in case of any material change in circumstances prevailing upon setting said Policy, or for any other reasons.

10.8.
Any change in compensation of an Officer related to his or her fixed component that will change the composition of the compensation without affecting the total employer cost to the Company will not require approval of the compensation committee nor the Board of Directors, if it is approved by the CEO or the CFO of the Company and provided that such changed compensation is otherwise in accordance with the terms of the Compensation Policy.

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